Loan No. RX0785T3

PROMISSORY NOTE AND SUPPLEMENT
(2017 Single Advance Term Loan)

THIS PROMISSORY NOTE AND SUPPLEMENT (this “Promissory Note and Supplement”) is entered into as of August 28, 2017, by and between CONNECTICUT WATER SERVICE, INC., a Connecticut corporation (the “Company”) and CoBANK, ACB, a federally chartered instrumentality of the United States (“CoBank”) and supplements the Master Loan Agreement dated June 29, 2009, between the Company and CoBank (as amended or restated from time to time, the “MLA”).

SECTION 1.     The Commitment. On the terms and conditions set forth in the MLA and this Supplement, CoBank agrees to make a single loan (the “Loan”) to the Company in an amount not to exceed $15,000,000 (the “Commitment”). CoBank’s obligation to make the Loan shall expire at 12:00 Noon, Company’s local time on August 28, 2017, or on such later date as CoBank may, in its sole discretion, authorize in writing. Under the Commitment, amounts borrowed and later repaid may not be reborrowed.

SECTION 2.     Purpose. The purpose of the Commitment is to provide long-term financing for acquisitions and capital expenditures financed under: (A) the Amended and Restated Promissory Note and Supplement dated as of August 6, 2014, between the Company and CoBank, as amended (the “Revolving Credit Supplement”); and (B) short-term credit facilities provided by other lenders.

SECTION 3.     Availability. Notwithstanding Section 2.02 of the MLA and provided that each of the conditions precedent set forth herein and in the MLA have been satisfied, the Loan will be made available to the Company: (A) on a date to be agreed upon by the parties (the “Closing Date”); (B) upon written request of an authorized officer of the Company in form and content prescribed by CoBank (the “Request for Loan”); and (C) in a single advance
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SECTION 4. Interest. The Company agrees to pay interest on the unpaid principal balance of the Loan at 4.15% per annum. Interest shall be calculated on the actual number of days the Loan is outstanding on the basis of a year consisting of 360 days. Interest shall be: (1) calculated quarterly in arrears on the last day of each January, April, July and October and on the final maturity date of the Loan; (2) payable on the 20th day of each February, May, August, and November and on the final maturity date of the Loan. In calculating interest, the date the Loan is made shall be included and the date each installment is repaid shall, if received prior to 3:00 P.M. Company’s local time, be excluded

SECTION 5. Fees. [Waived by CoBank].

SECTION 6.     Promissory Note. The Company promises to repay the Loan to CoBank or order in 80 consecutive quarterly installments, each due on the 20th of each February, May, August, and November, with the first installment due on November 20, 2017, and the last installment due on August 20, 2037. The amount of each installment shall be the same principal amount that would be due and payable if the Loan was scheduled to be repaid in 80 equal installments of principal and interest and such schedule was calculated utilizing the rate of interest accruing on the Loan. In addition to the above, the Company promises to pay to CoBank or order interest on the unpaid principal balance of the Loan in accordance with the provisions of Section 4 hereof and the MLA. If the day on which principal or interest is due is not a Business Day, then such payment shall be made on the next Business Day and, in the case of principal, interest shall continue to accrue thereon until paid.

SECTION 7.     Prepayment. Subject to Section 10.01 of the MLA, the Company may prepay the Loan in whole or in part upon three (3) business day’s prior written notice. All partial prepayments shall be applied to principal installments in the inverse order of their maturity and to such balances, fixed or variable, as CoBank shall specify.

SECTION 8.     Security. The Company's obligations hereunder and, to the extent related hereto, the MLA shall be secured as provided in the first sentence of Section 2.04 of the MLA. Except as provided therein, the Company’s obligations hereunder shall be unsecured.

SECTION 9.     Additional Conditions Precedent. In addition to the conditions precedent set forth in Sections 3.02 and 3.0 3 of the MLA, CoBank's obligation to make the Loan is subject to the condition precedent that CoBank shall have received a duly completed and executed Request for Loan and each of the representations and warranties set forth therein shall be true and correct as of the date of the Loan.

SECTION 10.     Counterparts and Electronic Delivery. This Promissory Note and Supplement may be executed in counterparts (and by different parties in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single agreement. In addition, this Promissory Note and Supplement may be delivered by electronic means.

(Signatures on Next Page(s))

IN WITNESS WHEREOF, the parties have caused this Promissory Note and Supplement to the MLA to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB		THE CONNECTICUT WATER COMPANY
By:	/s/ James E. Rogers	By:	/s/ Peter J. Bancroft
Name	James E. Rogers	Name	Peter J Bancroft
Title:	Assistant Corporate Secretary	Title:	Assistant Treasurer and Director, Rates and Forecasting

(Signature Page to Promissory Note and Supplement)